                                   EXHIBIT 99

   EXCERPT OF PORTIONS OF THE COMPANY'S PROXY STATEMENT FOR ITS 1997 ANNUAL MEETING OF SHAREHOLDERS WHICH HAVE BEEN INCORPORATED BY REFERENCE INTO THE FORM 10-KSB,

I. "THE COMPANY AND THE COMBINED COMPANY -- BUSINESS, COMBINED REVENUES, EMPLOYEES, PRODUCTS, SUPPLIERS AND PRICING, DISTRIBUTION SYSTEMS, MARKETING AND SALES, THE SMARTS SYSTEM, CUSTOMERS AND COMPETITION"

                      THE COMPANY AND THE COMBINED COMPANY

         BUSINESS

                  The Company is a regional wholesaler of periodicals. It distributes its products to retail outlets such as supermarkets, discount variety stores, convenience stores, drug stores, and newsstands that offer mass market reading materials to consumers. The Company conducts its operations through the following three active operating subsidiaries: Service News Company of Connecticut, ("Yankee" or "Connecticut"); Service News Company of Wilmington, North Carolina ("Service News" or "Wilmington"); and Triangle News Company of Pittsburgh, Pennsylvania ("Triangle" or "Pittsburgh").

                  During June of 1996, the Company sold its other active subsidiary, Reader's Choice, Inc. of Dublin, Ohio, a company engaged in the business of managing and reporting information on retail display allowances and collecting these allowances which are paid by publishers to retailers. The operations of Reader's Choice, Inc. are not significant, and the sale will not have a material effect on the Company. In addition, the Company has three inactive subsidiaries which have ceased operations: Sportstuff Marketing, Inc., Team Logos Sportstuff, Inc. (which includes its inactive subsidiary UNIMAG I) and Imperial News Co., Inc.

         COMBINED REVENUE

                  Following the consummation of the proposed exchange and acquisition transactions, the Combined Company will be the dominant regional periodical wholesaler in Ohio, Indiana, Michigan and western Pennsylvania, with an estimated market share of greater than fifty percent (50%). It is expected that the proposed transactions with the Acquisition Parties will transform the Company from an entity which generated annualized net sales of approximately $57 million in fiscal year 1995 (from Yankee, Wilmington, and Pittsburgh) to a Company with combined net sales, on a pro forma basis, for fiscal year 1996 of approximately $281 million for all entities.

         EMPLOYEES

                  At September 30, 1996, the Company employed approximately 398 employees, of which 124 were represented by various locals of the Teamsters Union with contracts expiring in 1996 through 2001. Such employees were staffed substantially as set forth in the tables below. It is anticipated that the Combined Company initially will employ approximately 1,993 individuals, of which 246 will be represented by various locals of the Teamsters Union with contracts expiring through 2001. In the opinion of management of each of the Acquisition Parties, relations with both union and non-union employees of such Acquisition Parties have been satisfactory.

The Company

                                                                                           Part-time
           Position                  Union          Non-Union           Total         (Included in Total)
-----------------------------------------------------------------------------------------------------------
Management
     and Supervisors                   1                15                16                   0
Administrative and Office              7                32                39                   2
Sales                                  4                4                 8                    0
Warehouse                             48                40                88                   21
Drivers                               64                24                88                   5
In-Store Service                       0               125               125                   92
Retail and Other                       0                34                34                   23
                                       -                --                --                   --
Total                                 124              274               398                  143
                                      ===              ===               ===                  ===

The Combined Company


                                                                                           Part-time
           Position                  Union          Non-Union           Total         (Included in Total)
-----------------------------------------------------------------------------------------------------------
Management and
     Supervisors                       1               159               160                   0
Administrative and Office             15               170               185                   13
Sales                                  4                67                71                   0
Warehouse                             104              295               399                   65
Drivers                               122              160               282                   8
In-Store Service                       0               695               695                  620
Retail and Other                       0               201               201                  145
                                       -               ---               ---                  ---
Total                                 246             1,747             1,993                 851
                                      ===             =====             =====                 ===

                  Management is currently reviewing the appropriate staffing plan for the Combined Company and expects significant employee reductions and labor cost savings as the operations of the Acquisition Parties are consolidated in the 12 months following the consummation of the proposed transactions.

         PRODUCTS

                  The Company generates revenue primarily from the sale and distribution of mass market reading materials including magazines, paperback and hardback books, newspapers and other complementary items.

                  - Magazines. There are over 3,500 different magazine titles published annually which focus on a diverse range of consumer interest topics. Sales of magazines currently represent approximately 83% of total Company revenue.

                  - Books. The Company distributes an average of 2,750 different paperback and hardcover titles per year at an average retail price of $5.25 per book. The process by which the Company selects book titles for resale is different from the periodical selection process in that book publishers, rather than regional periodical wholesalers, customarily control the product allocation process. Historically, book publishers have allocated most of their available titles to the large book store chains where a high level of retail sales was assured. However, because of recent pricing pressure exerted by the large retailers, book publishers have become interested in allocating more books and titles to alternative retailers like supermarkets where gross margins are higher.

                           Sales of paperback and hardcover books currently
                      represent approximately 15% of total Company revenue. However, management believes that because of the pricing pressure experienced by book publishers from large book store chains, as well as the desire of the Company's existing customer base (especially large supermarket chains) to carry alternative products, sales of paperback and hardcover books are expected to become a more significant percentage of total Combined Company revenue.

                 - Newspapers. In selected markets, specifically Connecticut and Pennsylvania, the Company distributes over 50 local and national newspapers including daily, weekly and Sunday only titles seven days a week. The newspaper routes are run separately and on an earlier schedule than periodicals. Although profit margins on newspapers are lower than books and magazines, the Company will continue to provide this service to those select retail customers. Sales of newspapers currently represent approximately 1% of total Company revenues.

                 - Other. The Company also distributes other items such as trading cards, maps and calendars; however, this category does not represent a significant component of the Company's business. Sales of these items currently represent approximately 1% of total Company revenues.

                  It is anticipated that the Combined Company will also generate revenues from substantially the same product segments, although the Company expects that, with the customer and market diversification which will occur following the completion of all of the transactions, the relative contribution of certain product segments to revenues of the Combined Company may differ significantly from those experienced by the Company.

         SUPPLIERS AND PRICING

                  The Company purchased approximately 75% of its product from four publishers. These publishers represent approximately 70% of accounts payable. The retail prices of the periodicals that the Company distributes are established by publishers such as Time Warner, Hearst and Hachette. The Company purchases periodicals from national wholesalers such as Warner Distribution Services, ICD/The Hearst Corporation and Curtis Circulation Co. at a discount to the suggested retail price and then sells them to retailers at a smaller discount. Most of the larger retailers, such as The Kroger Company, Giant Eagle, Meijer and Big Bear Stores, a division of the Penn Traffic Company, have entered into multi-year contracts with wholesale distributors. This has resulted in an increase in the discount to retailers and a reduction in the gross margin to the wholesale distributors.

         DISTRIBUTION SYSTEM

                  The distribution system starts with the publisher who provides editorial content to printers who prepare the product and ship it directly to the wholesale distributor. The national distributors do not physically touch the product. Instead, they function as brokers of information and collectors of funds from the wholesale distributor for remittance to the publishers. The more sophisticated wholesale distributors maintain and analyze data on product, customers, and consumers and make product allocation decisions as category managers for the retailers. In addition, the wholesale distributors provide packaging, delivery, display and in-store merchandising services to the retailers. The wholesale distributors bill the retailer, collect the receivables, and remit payments to the national distributors.

                  The Company's distribution facilities receive product in bulk form every day during the week. The distribution facilities are especially active on Fridays and Mondays when weekly titles such as People Magazine, TV Guide and the National Enquirer are received, packaged and delivered to retailers. Delivery of weekly periodicals must be made within 24 hours after receipt of such periodicals by the distribution facilities.

                  As inventory is received a copy of each title is sent to the receiving department where a validation clerk scans the title to verify the BIPAD number and quantity. After the quantity is verified the receiving department enters the item into the tracking system. If the allotted quantity in the system does not match the quantity received, the clerk manually enters the correct amount. A receiving clerk scans the product and identifies the location for the product on the automatic conveyor system (the "Tie Line"). The product is then immediately routed to the proper position on the Tie Line where it is stacked and bundled for shipment.

                  The Tie Line operates throughout the week. Because magazines have a limited shelf life, a minimum inventory level is maintained to meet daily delivery needs. Packing receipts are transported down the Tie Line with corresponding order information displayed automatically in front of each packaging station indicating the appropriate count for each title to be stacked for that particular order. Stacks are bundled at the end of the Tie Line by a strap machine and placed onto route sequenced interbodies and loaded into trucks for delivery to the retailer.

                  Sales to both the wholesaler and retailer are made on a guaranteed basis. Retailers are able to return unsold product to the wholesaler for full credit. The wholesaler, in turn, is able to receive full credit from the publisher and/or national distributor.

                  When product is returned to the Company, titles are individually scanned into a returned inventory tracking system and sent down a conveyer belt to be shredded and baled. The Company generates additional revenue from the sale of these bales of scrap paper to a recycler. The price for baled paper fluctuates on the open market.

                  It is anticipated that although distribution methods utilized by the various Acquisition Parties may differ at this time, gradually the Combined Company's distribution activities will become more consistent throughout the Combined Company, subject to the various requirements, customs and practices in a particular market.

         MARKETING AND SALES

                  The increasing size and sophistication of retailers has led them to demand more assistance in managing and positioning their product lines to maximize sales and eliminate unnecessary costs. In response to these demands, the Company has sought ways to expand upon the wholesaler's basic delivery service to seek ways to provide value added services to its customer base. The Company has determined that by integrating certain of its basic marketing programs described below with a sophisticated and proprietary system known as the "SMARTS System" (which stands for Sales Magazine Analysis React Transmit System) developed by Scherer Companies, the Company and the Combined Company will be able to effectively position its products leading to higher revenues and more efficient product allocation. The Company's basic marketing programs include the following:

                 - Impact Marketing Program. This marketing program customizes magazine displays to utilize otherwise wasted space in retail outlets like structural columns, freezer bases and end caps, thereby increasing the number of displays within a store from two to up to seven. These locations are usually in the highest traffic areas within the store and represent excellent cross merchandising opportunities.

                 - Mainline Fixture Program. This program is the basis of all magazine sales beyond those at the checkout line. Mainline fixtures serve as the primary location of magazines within a store. Mainline fixtures include a minimum four foot long rack capable of holding up to 26 titles per foot. Mainline titles typically have a higher cover price (over $3.00) and produce over 50% of revenues in a given location.

                 - Auxiliary Display Program. This program utilizes small spinner racks, special promotion dump displays and counter displays to create additional display opportunities within a retail outlet to increase sales. These displays can be uniquely placed throughout the store for one to three week periods of increased sales.

                 - Checkout Sales. This component is designed to promote the sale of magazines at the checkout counter by closely managing title selection. Services include display fixture production and installation for which the Company receives display placement fees from publishers.

                 - Family Reading Center. Family Reading Centers provide up to 40 running feet of shelf space which allow the wholesaler to showcase more titles than a Mainline Fixture Program and display them with a full facing rather than the typical quarter or half facing.

                 - Store Within a Store. This component replicates the product selection and size of a newsstand but is housed within a larger retailer such as a supermarket. It represents the transition from the "pass and browse" approach of the mainline fixtures to a "stop and shop" theme. The Store Within a Store can range anywhere from 50 to 150 running feet and delivers maximum results for high traffic oriented retailers by increasing the number of unit purchases per customer.

                 - Display Growth - Incentive. This component is tailored to existing retailers to provide incentives to expand their display space for magazines by offering display placement allowances and rebates for increased sales. It is part of the Company's strategy to up-tier its basic marketing programs with retailers into those that utilize more floor space.

         THE SMARTS SYSTEM

                  The SMARTS System, which is the only system of its kind in the wholesale periodical distribution industry, was developed by internal management information systems professionals at Scherer Companies. The SMARTS System analyzes the market area of each retail location to customize product allocation to correspond to the buying habits and trends of the primary consumer base. Through customer profiling and product placement programs, the SMARTS System increases sales by pinpointing the product that the consumer is most likely to buy and strategically placing it on display in an optimum location within the store.

                 - Consumer Profiling. Utilizing sophisticated data from the US Census Bureau, the SMARTS System is a proprietary product allocation system that provides a detailed consumer profile for a particular market area, enabling the Company to target its product mix based upon the demographic (i.e., age, population, gender, occupation, income, ethnicity, marital status, religion and education level) and psychographic (i.e., lifestyle and purchasing behavior) characteristics of the market area. These characteristics group consumers into lifestyle cluster groups. A retail location is assigned to one of 72 lifestyle cluster groups. Examples of two lifestyle cluster groups are as follows:

                       Executive Suites:    Professional/White Collar
                                            College Graduate
                                            Age 25 - 44
                                            White/High % of Asian
                                            More likely to:
                                                     - Go jogging
                                                     - Use financial planning
                                                       services
                                                     - Read Fortune magazine

                       Gray Collars:         Blue Collar
                                             High School education
                                             Age 55 +
                                             Mixed Ethnicity
                                             More likely to:
                                                     - Join a religious group
                                                     - Drive a Chevrolet Truck
                                                     - Read Guns & Ammo magazine

                                    The preferences of lifestyle cluster groups
                           are compared to historical sales information to optimize sales opportunities and product mix in each retail location. The Company is able to tailor its distribution focus to products identified by the cluster group that meet the demand of the consumer at each retail location, ultimately improving sales and distribution efficiency. The SMARTS System provides the Company with a key competitive advantage over other regional wholesalers and is expected to become more valuable to the Combined Company as it expands its market area throughout the midwestern United States.

                  - Product Placement. The SMARTS System also provides product placement assistance in two ways. The Floor Planogram is used to determine the location of display fixtures within the store. This sophisticated program increases sales potential by positioning displays in high traffic, high visibility areas while maximizing the available display space. This program enables management to exploit additional selling opportunities by identifying under-utilized space in the store such as structural columns, in aisle freezer bases, and the sides of end aisle displays. These opportunities are targeted for customer design display racks to feature titles focused around particular products and topics reflective of the products offered in that area. For example, a display may be positioned in the wine section to display magazines such as Food and Wine.

                                    The Display Planogram is used to determine
                           the position of a specific title and/or category of titles within the display fixture. Product space is allocated based on sales performance of each category within the store and benchmarked against other comparable stores in comparable lifestyle cluster groups. Better ranked categories receive larger and/or better positions on the displays. The titles within each category are ranked based upon consumer interest, cluster rank, profitability, and seasonality to determine which titles earn the best locations within the category blocks. "A" titles occupy more desirable positions on the fixtures and receive more consumer exposure, while "B" and "C" titles earn and receive progressively less desirable locations. This ranking system then places the titles most likely to sell at the consumer's fingertips.

                  It is anticipated that the SMARTS System will be expanded and rolled out to the various operating locations of the Combined Company until, eventually, all locations of the Combined Company will utilize the SMARTS System.

         CUSTOMERS

                  The Company and the individual Acquisition Parties have developed long standing, trusted vendor relationships with their respective customer bases. The customer bases range from large national retailers such as The Kroger Company to smaller local retailers. It is estimated that the Combined Company has a large and more diverse customer base comprised of approximately 18,000 different retail locations representing approximately 12,000 different customers, with no one customer representing more than 5% of sales.

         COMPETITION

                  The Company and the Combined Company face competition from three different areas. These areas include competition from other wholesalers, competition from alternative delivery channels and competition from substitute products.

                  - Competition From Other Wholesalers. Principal competitors of the Company and the Combined Company include The Anderson Group, ARAMARK and the Charles Levy Company, all of which are regional wholesalers in neighboring territories. Although these regional wholesalers represent potential competition in certain markets in which the current Company and the Combined Company will operate, management does not believe that competition will be significant due to the "Post Office" economic model of distribution which makes it difficult for other wholesalers to profitably compete in the Combined Company's market areas.

                                    Because most wholesalers have access to the
                           same periodical titles, they must differentiate themselves from neighboring regional wholesalers by providing value added services to their retail customers. With the ultimate goal of efficiently maximizing sales of periodicals in their stores, management believes that retailers generally have selected wholesalers based upon the following considerations:

                                    -      The accuracy of packaging and
                                           accounting systems and the timeliness
                                           of delivery service;

                                    -      The effectiveness of its product
                                           allocation and display systems to the
                                           retailer;

                                    -      Technological capabilities and the
                                           resulting cost saving afforded to the
                                           retailer;

                                    -      Competitive pricing and terms;

                                    -      The wholesaler's reputation as a
                                           "direct store delivery" vendor and
                                           success as an overall category
                                           manager to the retailer; and

                                    -      The wholesaler's ability to generate
                                           and communicate new specific customer
                                           knowledge to the retailer.

                  - Competition From Alternative Channels of Distribution. Periodical wholesalers compete with other delivery sources for the sale of periodicals to the consumer. These alternative delivery sources include subscriptions offered by the publishers and electronic transmissions over the Internet.

                                    At one time, subscription sales represented
                           the only alternative source of delivery for a periodical to the ultimate consumer. Although it is not a profitable delivery channel for most publishers, subscription sales are principally used to establish information about the circulation base of a magazine to assist the publisher in attracting focused advertisers and in establishing advertising rates. Management believes that the vast majority of magazine sales are a retail impulse purchase and that subscriptions do not represent a significant competitive threat. In addition, management believes that as the SMARTS System (as described and defined above) becomes integrated and utilized by the

                           Combined Company in all of its businesses, the demographic and psychographic information utilized in the product allocation decision can be used by publishers to attract focused advertisers and establish advertising rates. See "The Company and The Combined Company -Business -The SMARTS System".

                                    Many of the major publishers are now
                           offering samples of their magazines on the Internet through either direct ordering, viewing on line, or downloading of articles. Although certain sources estimate that as much as 11% of the population has access to the Internet, this service has not had any quantifiable effect on retail periodical sales due to the impulse nature of the purchase.

                  - Competition From Substitute Products. The periodical industry competes for the non-active leisure time of consumers (in contrast to active leisure time which includes activities such as participant sports). For several decades, the periodical industry has competed with alternative products such as the radio, television, home videos, home computers and the Internet for consumers' non-active leisure time. Rather than hindering the growth in the wholesale periodical distribution industry, the growth of these substitute products has generated increased consumer interest in new magazines like Stereo Review, TV Guide, Video Review, PC magazine and Internet Life which are focused on the interests and hobbies of consumers.

II. "THE COMPANY AND THE COMBINED COMPANY -- FACILITIES"

FACILITIES

                  Currently, the Company owns or leases the following properties:

Company's Wholesale Facilities:

                  -      34,000 sq. ft.     Waterbury, CT       Monthly Lease
                  -      62,400 sq. ft.     Pittsburgh, PA      4 Year Lease
                  -      20,000 sq. ft.     Wilmington, NC      4 Year Lease

Company's Retail Facilities:

                  The Company also maintains lease agreements with respect to approximately 7,500 sq. ft. for one bookstore and four Newsrack retail outlets in Connecticut.

Company's Corporate Facilities:

                  Additionally, the Company is provided approximately 814 square feet of space at 5131 Post Road, Dublin, Ohio, for its corporate offices, from Scherer Companies pursuant to a Management Agreement with Scherer Companies. Upon completion of the acquisition transactions, the Company intends to add 16,583 square feet of space previously leased by Scherer Companies. Such lease will be for a term of 9 years. Management believes that the leased facilities are and will be adequate for the Company's operations in the foreseeable future. See "The Stock and Asset Exchanges - Conflicts of Interest and Related Party Transactions".

Facilities of the Combined Company:

                  In addition to the Company's current properties and facilities, the Combined Company will hold additional facilities as described more particularly below.

Combined Company's Wholesale Facilities:

                  Generally, such facilities are utilized as warehouse and distribution centers although certain of the facilities may also contain the respective company's executive or principal business offices. A number of these facilities, identified below with an asterisk, are leased from principals of the Acquisition Parties. See "The Stock and Asset Exchanges - Conflicts of Interest and Related Party Transactions."


Scherer Affiliates Wholesale Facilities:

                  -      65,000 sq. ft.     Columbus, OH*        3 Year Lease
                  -      35,000 sq. ft.     Cincinnati, OH       Owned (Subject to Mortgage)
                  -      17,000 sq. ft.     Petoskey, MI*        3 Year Lease
                  -      17,000 sq. ft.     Mt. Pleasant, MI*    10 Year Lease

Stoll Wholesale Facilities:

                  -      84,000 sq. ft.     Jackson, MI*         10 Year Lease
                  -      45,000 sq. ft.     Jackson, MI*         5 Year Lease
                  -      53,000 sq. ft.     Grand Rapids, MI*    5 Year Lease
                  -      30,000 sq. ft.     Toledo, OH           Owned
                  -      78,000 sq. ft.     Indianapolis, IN*    3 Year Lease
                  -      20,000 sq. ft.     Galesburg, MI*       5 Year Lease

Michiana Wholesale Facilities:

                  -      46,800 sq. ft.     Niles, MI*           3 Year Lease
                  -      14,200 sq. ft.     Ft. Wayne, IN*       Being Purchased

Klein Wholesale Facilities:

                  -      98,000 sq. ft.     Cleveland, OH*       Month-to-Month Lease
                  -      38,000 sq. ft.     Akron, OH*           Month-to-Month Lease
                  -      10,000 sq. ft.     Cleveland, OH*       3 Year Lease

Combined Company's Retail Facilities:



                  The Combined Company also will maintain lease agreements with respect to an additional approximately 90,000 sq. ft., for an additional 26 retail outlets and bookstore locations. After the transaction it will add 13 leased retail locations from Stoll, 6 leased retail locations from Read-Mor (a company managed by Scherer Companies), 2 leased retail locations from MacGregor and 5 leased retail locations from Klein. Management does not consider any one of these properties to be materially important to the Company.

                  Certain of the retail leases require landlord consent to assignment. Although consent to assignments have not been received from all landlords, failure to receive one or more assignments would not have a material adverse effect on the Company.

         In the opinion of management of the Company, all of the foregoing described properties which are owned by the Company or are to be acquired in the transactions and all of the contents of the owned and leased facilities are adequately covered by insurance.

It is anticipated that as the operations of the Combined Company are consolidated over the next 12 months, the Combined Company will require less operational space to service and expand current market territories. Management expects to achieve significant cost savings by selling or subleasing certain of these facilities when consolidation plans are finalized and operations are merged. Pursuant to the Debenture Agreement, the Company has agreed that, until $12,000,000 of Senior Debentures owed to Stoll Shareholders and issued in the acquisition have been paid, it will not effect any consolidation(s) of operations if a review of the proposed consolidation(s) is requested by an appropriate member of the Executive Committee, unless the consolidation is approved by at least a majority of the Executive Committee consisting of Ronald
E. Scherer, Thaddeus S. Majerek, Richard H. Stoll, Sr., Richard H. Stoll, Jr., and George R. Klein. See "Introduction and Summary - Debentures".

III. "ELECTION OF DIRECTORS -- NOMINEES FOR ELECTION".

NOMINEES FOR ELECTION

         The following information is set forth with respect to each person nominated for election as a director and with respect to the executive officers of the Company:

         Director Nominees

Name                                Age   Positions Held with the Company
----                                ---   -------------------------------

Ronald E. Scherer(1)(2)             46    Chairman of the Board of Directors;
                                          President and Chief Executive Officer

Eugene J. Alfonsi(1)(2)             59    Director; Vice-President

Thaddeus A. Majerek(1)(2)           46    Director

David B. Thompson(1)(2)             57    Director; Treasurer

Robert H. Monnaville(1)(2)          52    Director

Richard Stoll, Sr.(1)               63    None

Nancy Stoll Lyman(1)                36    None

George R. Klein(1)                  54    None

R.L. Richards(1)                    48    None

         Executive Officer Not Named Above

Thomas L. Gerlacher                     54       Chief Financial Officer

         (1) Nominee for Director if Proposals 1 through 4 above are approved by the shareholders
         (2) Nominee for Director if Proposals 1 through 4 above are not approved by the shareholders.

         RONALD E. SCHERER, age 46, has been a member of the Board of Directors since 1989. Mr. Scherer was appointed President and Chief Executive Officer of the Company in August 1989, became Chairman of the Board of Directors in February 1992, and has acted in those capacities since his respective appointments. Mr. Scherer has also served as Chairman of the Board of Directors of Scherer Companies since 1982 and was appointed Senior Chairman of such Board of Directors in 1993. Other companies under Mr. Scherer's ownership, control or management have engaged in such businesses as real estate, manufacturing, pharmaceutical distribution, and data processing. Mr. Scherer is an executive officer and shareholder of the National Wholesale Drug Co. which filed a voluntary petition under Chapter 11 in the United States Bankruptcy Court for the Eastern District of Michigan in February 1993.

         EUGENE J. ALFONSI, age 59, has been a member of the Board of Directors since 1992. Mr. Alfonsi was the President of the Periodical Division of Scherer Companies from 1986 to September 1993. In September 1993, Mr. Alfonsi was appointed as the President and Chief Operating Officer of Scherer Companies, which positions he still holds today. Prior to joining Scherer Companies in 1986, he owned and managed several wholesale periodical distribution companies, a business in which he has been employed for most of his life. Mr. Alfonsi graduated in 1963 with a B. A. degree in Economics and Finance from Milliken University in Illinois.

         THADDEUS A. MAJEREK, age 46, has been a member of the Board of Directors since 1992. Since 1988, Mr. Majerek has served as the President and Chief Executive Officer of Michiana News Service, Inc. in Niles, Michigan. Mr. Majerek graduated in 1974 with a BS degree in Business and Physical Education from Eastern Michigan University, and in 1989 with an MBA degree from the University of Notre Dame. Mr. Majerek has been active in the magazine distribution business since 1971. He has managed magazine distribution companies in Utah, Indiana, and Michigan.

         DAVID B. THOMPSON, age 57, has been a member of the Board of Directors since 1988. He also was appointed Treasurer and Chief Financial Officer of the Company in August 1989, but ceased serving as Chief Financial Officer in December 1993. Additionally, Mr. Thompson, a Certified Public Accountant, has been affiliated with Scherer Companies since 1973 when he was elected as a Director and appointed Treasurer and Chief Financial Officer. In 1993, Mr. Thompson became Chairman of the Board of Directors and Chief Executive Officer of Scherer Companies. Currently, Mr. Thompson is an officer and/or a director of a number of companies owned, controlled or managed by Mr. Scherer, including OPD, Wholesalers, Northern and MacGregor. Mr. Thompson graduated in 1963 with a BS degree in Accounting from the University of Detroit. Mr. Thompson is an executive officer of the National Wholesale Drug Co. which filed a voluntary petition under Chapter 11 in the United States Bankruptcy Court for the Eastern District of Michigan in February 1993.

         ROBERT H. MONNAVILLE, JR., age 52, has been a member of the Board of Directors of the Company and President of Service News Company, d/b/a Yankee News Company, one of the Company's subsidiaries, since March of 1995. From May, 1993 to March, 1995, Mr. Monnaville served as the General Manager of Yankee News Company. From September, 1992 to May, 1993, Mr. Monnaville served as the General Manager of National Wholesale Drug Co., a wholesale pharmaceutical distributor, and, again, from 1990 to July, 1992, Mr. Monnaville served as General Manager of Yankee News Company. Altogether, Mr. Monnaville has served in several executive capacities with the Company since 1982. Mr. Monnaville is a graduate of John Carroll University and has a law degree from Cleveland State University. Prior to joining Yankee News Company, Mr. Monnaville engaged in the practice of law as a labor attorney for United Technologies in Connecticut. Additionally, Mr. Monnaville serves on the Board of Directors of Blue Cross/Blue Shield of Connecticut.

         RICHARD H. STOLL, SR., age 63, has been nominated for election to the Board of Directors. Mr. Stoll Sr. is the Chairman of the Board of Directors and Chief Executive Officer of The Stoll Companies and has been employed by The Stoll Companies since July 1954. Mr. Stoll Sr. is a graduate of Colgate University in 1954 with a degree in history. Mr. Stoll is the father of Nancy Stoll Lyman.

         NANCY STOLL LYMAN, age 36, has been nominated for election to the Board of Directors. Ms. Lyman is a Director of The Stoll Companies. Ms. Lyman is the Founder and Managing Consultant for the Executive Development Group, a management and consulting firm formed in 1991. Previously Ms. Lyman was the Manager of Management Training and Development at Merrill Lynch and an Associate with Morgan Stanley in the Fixed Income Division. Ms. Lyman is a Certified Public Accountant and graduated from Saint Mary's College of Notre Dame, Indiana, with a Bachelor of Business Administration and from Boston College with an MBA. Mrs. Lyman is the daughter of Richard H. Stoll, Sr.

         GEORGE R. KLEIN, age 54, has been nominated for election to the Board of Directors. Mr. Klein is Vice Chairman of The George R. Klein News Co., Central News Co. and Newspaper Sales, Inc. In addition, Mr. Klein is President and Chairman of the Executive Committees for [East Texas Distributing Co.], a magazine wholesaler located in [Houston], Texas. Mr. Klein also has ownership interests in other magazine wholesale companies and in other companies including companies that provide real estate and management services to Klein. Mr. Klein is a graduate of Colorado College in 1964 with a Bachelor of Science degree and has an MBA from the University of Denver in 1965.

         R.L. RICHARDS, age 48, has been nominated for election to the Board of Directors. Mr. Richards currently is managing director of RDT Limited, a private investment company owned by R. David Thomas, a principal shareholder of the Company. Mr. Richards is also a member of KDR Limited. Mr. Richards has been employed by affiliates of Mr. Thomas since 1978. Mr. Richards is a graduate of Wittenberg University with a degree in economics and political science, and has a law degree from The Ohio State University. Mr. Richards serves as a director of Acceptance Insurance Companies (NYSE), and of several non-public companies including Fifth Third Bank of Columbus, Inc. and Stanley Steemer International, Inc. Previously, Mr. Richards served as a director for Clinton Gas Systems, Inc.
(OTC) and Orange Co. (NYSE).

         Other Executive Officer

         THOMAS L. GERLACHER, age 54, has served as Chief Financial Officer of the Company since December 1993. Since July 1992, Mr. Gerlacher has also served in other financial executive capacities in the Company's wholly-owned subsidiaries. From December 1991 to July 1992, Mr. Gerlacher was employed as Chief Financial Officer of Team Logos Corporation. From 1987 through 1992, Mr. Gerlacher, who is a Certified Public Accountant, was President of CFO Resource Network Company. From 1976 through 1987, Mr. Gerlacher was employed as Vice President of Budgeting and Planning of Chemlawn, Inc. Mr. Gerlacher graduated in 1964 with a BS degree in Accounting from the University of Notre Dame and in 1967 with an MBA degree from The Ohio State University

IV.  "ELECTION OF DIRECTORS -- EXECUTIVE COMPENSATION"

EXECUTIVE COMPENSATION

         The following table sets forth the compensation of the Company's Chief Executive Officer and the only other executive officer whose total compensation in fiscal 1996 exceeded $100,000 for the fiscal years ended September 30, 1996, 1995 and 1994. No other executive officer of the Company or any of its subsidiaries received salary and bonus compensation in the most recent completed fiscal year which exceeded $100,000.

Summary Compensation Table



                                                                              Long Term Compensation
                                                                     ------------------------------------------
                                      Annual Compensation                       Awards               Payouts
                            -----------------------------------------------------------------------------------
     (a)           (b)          (c)          (d)           (e)            (f)            (g)           (h)          (i)
                                                          Other                      Securities
                                                         Annual       Restricted       Under-                    All Other
                                                         Compen-         Stock          lying         LTIP        Compen-
   Name and       Fiscal       Salary       Bonus        sation        Award(s)       Options/       Payouts       sation
  Positions        Year         ($)          ($)           ($)            ($)         SAR's(#)         ($)          ($)
--------------- ----------- ------------- ----------- -------------- -------------- -------------- ------------ -------------
Ronald E.          1996       $50,000        None         None           None           None          None          None
Scherer,           1995         None         None         None           None           None          None          None
Chairman of        1994         None         None         None           None           None          None          None
the Board of
Directors,
President and
Chief
Executive
Officer(1)

Robert H.          1996       $130,000       None         None           None           None          None          None
Monnaville,        1995       $52,000        None         None           None           None          None        $58,800
President,         1994         None         None         None           None           None          None        $84,650
Service News
Company(2)


         (1) Mr. Scherer, although president and chief executive officer of the Company, was not an employee of the Company prior to July of 1996. Mr. Scherer was employed by Scherer Companies, and his services were provided to the Company pursuant to a management agreement between Scherer Companies and the Company. Prior to September 30, 1995, the Company did not owe or was not required to pay any amount of a management fee to Scherer Companies because the management agreement requires profits from operations before any management fees are earned. See "The Stock and Asset Exchanges - Conflicts of Interest and Related Party Transactions."

         (2) During 1994 and part of 1995, Mr. Monnaville provided services to the Company as an independent contractor, for which he received consulting fees. He became an employee of Service News Company in April of 1995.

         Employment Agreements

                  The Stock Exchange Agreement with Stoll requires, as a condition to closing, that the Company enter into employment agreements with three individuals, one of whom is Richard Stoll, Jr., who will be a significant shareholder of the Company and who is the son of Richard Stoll, Sr. and the brother of Nancy Stoll Lyman, both of whom have been nominated to the board of directors. Mr. Stoll's employment agreement is for a term of three years and provides for an annual salary of $160,000, along with potential bonuses upon the achievement of certain objectives. In accordance with the terms of the Michiana Exchange Agreement, the Company agreed that, following the acquisition of Michiana, it would enter, or cause Michiana to enter, into employment agreements with certain employees of Michiana, one of whom is Thaddeus
         A. Majerek, a director of the Company. The employment agreement is to be for a three year term and Mr. Majerek is to receive an annual salary of $160,000. See "The Stock and Asset Exchanges - Conflicts of Interest and Related Party Transactions." In addition, the Company has entered into three year employment agreements with Ronald E. Scherer, David B. Thompson, and Eugene J. Alfonsi, in amounts to be established after consultation with the Hay Group.

         Deferred Compensation Agreement

                  Stoll has entered into a deferred compensation agreement with Richard Stoll, Sr., who has been nominated to the Company's board of directors. Under the agreement, Stoll will pay Mr. Stoll the sum of $250,000 per year for a period of five years and $100,000 per year for a period of seven years thereafter. See "The Stock and Asset Exchanges
         - Conflicts of Interest and Related Party Transactions."

         Management Agreement

                  In accordance with the terms of the Klein Exchange Agreement, the Company agreed that, following the acquisition of Klein, it would enter, or cause Klein to enter, into employment agreements with certain employees of Klein. In addition, George R. Klein, nominee for director of the Company, is president of Klein Management Company. The Company will enter into a management agreement for a three year term, pursuant to which Mr. Klein and Klein Management Company will provide services to the Company. Klein Management Company is to receive an annual fee of $134,000. See "The Stock and Asset Exchanges - Conflicts of Interest and Related Party Transactions."

COMPENSATION OF DIRECTORS

         The Company has a policy which provides that each director who lives in Columbus, Ohio, will receive the sum of $50.00 for each meeting of the Board of Directors attended by such director. A director who lives outside of Columbus, Ohio, will receive the sum of $100.00 per meeting attended. Notwithstanding the foregoing policy, the Company has not paid any such director's fees; however, the Company does pay reasonable out-of-pocket expenses incurred in the attendance of meetings of the Board of Directors.

V. "THE STOCK AND ASSET EXCHANGES -- CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS"

CONFLICTS OF INTEREST AND  RELATED PARTY TRANSACTIONS

         There are various conflicts of interest and related party transactions in connection with the acquisitions and from other contractual arrangements.

EXISTING COMPANY RELATED PARTY TRANSACTIONS

         The following are transactions between the Company and its officers, directors and principal shareholders which are currently in effect regardless of the acquisition transactions.

         MANAGEMENT SERVICES

                  Pursuant to a management agreement, Scherer Companies has been providing management services to the Company in the nature of accounting, administration, legal and other supervisory services. The services of Ronald E. Scherer, David B. Thompson and Eugene J. Alfonsi, directors and officers of the Company, are provided to the Company through this arrangement. On October 1, 1995, Scherer Companies began to charge the Company for these services, because, under the agreement, the management fee is due once the Company generates net income, which it did during the fiscal year ended September 30, 1995. From October 1, 1995 forward through June 30, 1996, a fee of $30,000 per month , or $270,000 was due. Following the acquisitions, the persons providing the various management services were direct employees of the Company or one of its subsidiaries, and the management services arrangement was terminated effective July 1, 1996. Additionally, Scherer Companies has also been providing management services to OPD, Wholesalers, Northern and MacGregor. These services arrangements will be terminated at the time of the final closing of the acquisitions.

         PUT AGREEMENTS WITH PRINCIPAL SHAREHOLDER

                  In connection with its acquisition of Service News Company of Wilmington ("Wilmington"), the Company granted rights to put certain shares of Common Stock of the Company back to the Company. These rights were granted to the former shareholder of Wilmington, Doris R. Marshall, a principal shareholder of the Company, and her children, David E. Marshall and Miranda Marshall (collectively, the "Marshalls"). Under the put agreements, the Marshalls are entitled, after April 1997, to cause the Company to repurchase from them up to an aggregate of 4,821,398 shares of Common Stock. In the event the put options are exercised as they become exercisable, the related payments would be $167,916 in

         1997, $335,832 in 1998, $3,599,534 in 1999, $335,832 in 2000, and
         $3,497,212, in total over the succeeding 13 years. The Company's obligation to pay the put amounts is secured by a security interest in all of the assets of the Company's subsidiary, Service News Company of Connecticut ("Yankee").

         LEASE AGREEMENTS

                  The Company's subsidiary, Service News Company of Wilmington, has entered into a lease agreement to lease an approximately 20,000 square foot warehouse and distribution facility from Doris R. Marshall, the former owner of this subsidiary, who owns more than 5% of the outstanding shares of Common Stock of the Company. The terms of the lease provide for monthly rent of $5,347; the lease has approximately three years left on the term.

         CONSULTING AGREEMENT WITH FORMER DIRECTOR

                  On June 27, 1994, the Company and its subsidiary, Service News Company, d/b/a Yankee News Company (of Waterbury, Connecticut) ("Yankee"), entered into a consulting agreement with a former officer of Yankee and former director of the Company. The consulting agreement is for a term of eight years expiring in 2002. During the first two years, the consultant was paid $4,000 per month. During years three through five, the consultant is to be paid $5,000 per month. During years six through eight, the consultant is to be paid $8,500 per year.

         YANKEE AGREEMENTS WITH MDI, L.P.

                  On May 24, 1993, the Company's wholly-owned subsidiary, Yankee, re-acquired the net operating assets of Yankee from MDI, L.P., a limited partnership in which Yankee and Magazine Distributors, Inc. ("MDI") were partners. MDI holds more than 5% of the outstanding shares of Common Stock of the Company. As part of this acquisition, the Company, Yankee, OPD and Northern entered into non-competition agreements with MDI and with Robert B. Cohen, James S. Cohen, and Michael Cohen, the majority shareholders of MDI, pursuant to which MDI and the Cohens agreed not to compete for a period of ten years within a specified Yankee distribution area. During the first five years of the agreements, MDI and the Cohens are to receive compensation equal to an aggregate of 2% of Yankee's agency net sales, payable 1% in cash and 1% in Common Stock of the Company valued at $1.00 per share for this purpose. During the last five years of the agreements, MDI and the Cohens are to receive compensation equal to 1% of Yankee's agency net sales, payable in cash. The compensation was $501,920 in 1996, $468,982 in 1995 and $446,092 in 1994 (one-half paid in cash and one-half paid in shares).

                  As part of the acquisition of Yankee, the Company entered into a limited consulting agreement dated May 24, 1993, with Robert B. Cohen, the principal owner of MDI, for a ten year consulting period. Under the agreement, Mr. Cohen is to consult on matters relating to the potential acquisition of entities engaged in the wholesale distribution of books, magazines and/or periodicals in Maine, Vermont, Connecticut, New Hampshire, New Jersey, New York or Massachusetts which are identified by the Company. As a consulting fee, Mr. Cohen is to receive, during the first five years of the consulting arrangement, 1% of the annual net sales of an acquired agency, payable in cash, plus 1% of an acquired agency's net sales payable in Common Stock of the Company, valued at $1.00 per share for this purpose. During the last five years of the agreement, the consulting fee is calculated as 1% of an acquired agency's net sales, payable in cash. The Company has not acquired any companies specified in the consulting agreement, and no amount has been paid to Mr. Cohen under this agreement to date.

                  In connection with the acquisition of Yankee from MDI, L.P., the Company, Ronald E. Scherer, Yankee, OPD and Northern entered into a non-competition agreement with MDI, which provides that the Company, Mr. Scherer, Yankee, OPD and Northern will not compete in the wholesale distribution of periodicals for a period of ten years within certain specified counties of New York, Connecticut, Massachusetts and New Jersey.

         EMPLOYMENT AGREEMENTS

                  In connection with the acquisition transactions, the Company will enter into employment agreements with three officers and directors, Ronald E. Scherer, David B. Thompson and Eugene J. Alfonsi, for a term of three years each. The Company has contracted with a national consulting firm, Hay Group, to establish appropriate levels of compensation for these three individuals. Each of these individuals has served the Company as an officer and director without compensation for the last four years.

SCHERER AFFILIATE RELATED PARTY TRANSACTIONS

         COMMON OWNERSHIP AND MANAGEMENT

                  The acquisitions of the Scherer Affiliates involve transactions between related parties, because substantially the same management operates the Scherer Affiliates and the Company, and because Ronald E. Scherer, the principal shareholder of the Company, is also, either directly or through family trusts, the principal shareholder of each of the Scherer Affiliates. The Company has taken a number of steps to help assure itself that the acquisitions involving the Scherer Affiliates are on an arm's length basis and no more favorable to the Scherer Affiliates than would be a transaction with independent unrelated parties: (1) the acquisition agreements are on substantially the same terms as the acquisition agreements with Stoll, Michiana, and Klein, independent parties; (2) the Company used a standard in establishing the purchase price which has been used in connection with other acquisitions in the periodical industry of which the Company is aware, which was also used in connection with the Stoll, Michiana and Klein acquisitions (except that Wholesaler's and Scherer Companies' price is based upon fair market value); (3) the acquisition agreements provide for an independent audit of the financial statements of the acquired companies by the Company's independent auditors and adjustments of the purchase prices based upon the results of the audits; (4) the acquisitions involving the Scherer Affiliates were reviewed and approved by an independent committee appointed by the Board of Directors, consisting of Thaddeus A. Majerek, a non-employed board member (see, however, "Michiana Related Party Transactions", below); and (5) the Company has received a fairness opinion from the Corporate Finance Department of the First National Bank of Boston that states, from a financial point of view, the consideration to be paid by the Company for Michiana, Stoll, Klein, OPD, Northern, MacGregor and Scherer Companies, is fair to the shareholders of the Company. (See "The Stock and Asset Exchanges - Opinion of the Financial Advisors to the Company's Board of Directors.") A copy of the fairness opinion is attached to this proxy statement as Exhibit C. Additionally, Mr. Scherer abstained from all voting of the Board of Directors with respect to the acquisitions of the Scherer Affiliates.

         LEASE OF OFFICE AND WAREHOUSE FACILITIES

                  Upon completion of the acquisition from Northern of the assets related to its wholesale periodical distribution business, the Company will enter into a real estate lease with Northern, pursuant to which the Company will lease for a three-year term the approximately 17,000 square foot warehouse and distribution facility located in Petoskey, Michigan. The lease is to be a triple net lease, with the Company paying the cost of all taxes, insurance, utilities and other expenses, and the annual rental amount is to be $3.00 per square foot. Because the stock of Northern is owned by a trust of which Ronald E. Scherer is a primary beneficiary, he could benefit from the lease arrangement. Management believes that the terms of this lease are no less favorable to it than it could obtain from an independent party in an arms-length transaction.

         LEASE OF OFFICE FACILITIES

                  Scherer Companies leases approximately 17,400 square feet of office space for its principal executive offices at 5131 Post Road, Dublin, Ohio, from NRS Equities, Inc., an entity controlled by Ronald
         E. Scherer. The lease is for a term of 10 years, commencing November 1, 1995. The current rental rate is $14.50 per square foot. Pursuant to its management agreement with the Company, Scherer Companies subleases office and conference facilities in this building to the Company.

         EMPLOYMENT AGREEMENTS

                  The Stock Exchange Agreement with Scherer Companies requires, as a condition to closing, that the Company enter into employment agreements with four individuals, one of whom is Ronald E. Scherer, Jr., the son of Ronald E. Scherer. The employment agreement is for a term of three years, and provides for an anticipated annual salary of $60,000.

         INTERCOMPANY ADVANCES

                  The Company and the Scherer Affiliates have made a number of non-interest bearing advances to each other for purposes of paying slotting fees and making payments to publishers. It is intended that all of these advances will be eliminated at the closing and in the consolidated financial statements.

         AMOUNT OWED BY OPD TO PRINCIPAL SHAREHOLDER

                  OPD owes $5,000,000, plus accrued interest, to KDR Limited, an Ohio limited liability company ("KDR"), whose owners include R. David Thomas, a principal shareholder of the Company, and R.L. Richards, a director nominee. This debt is evidenced by a promissory note dated July 31, 1992, from OPD to RDT Corp., and subsequently assigned to KDR, in the principal amount of $5,000,000 with interest at the rate of 11.75% per annum (the "Note"). The Note is currently due on demand. The
         Note is secured by a pledge from OPD of 5,000,000 shares of Common Stock of the Company owned by OPD. KDR, OPD and the Company have entered into discussions regarding the assumption by the Company of the obligations of OPD under the note. As proposed, KDR will exchange the Note for a new note from UNIMAG. Although the Company and KDR have not reached a final agreement on the new note, it is contemplated that the interest rate would be changed, the new note would become a long-term note due at a future date, and the new note would be subordinated to certain other debt of the Company. In consideration for KDR's agreement to the new note, the Company would pay KDR accrued interest, make a partial payment of the principal of the note (a payment of $500,000 is currently proposed), and issue to KDR warrants to purchase additional shares of Common Stock of the Company. The terms of these warrants have not been decided. Additionally, the Company has discussed with KDR, in connection with the exchange of the notes, nominating R.L. Richards for election to the Company's board of directors. The Company has also discussed with Mr. Thomas a proposal for Mr. Thomas to purchase from the Company an additional $500,000 of Common Stock of the Company for a purchase price of $1.50 per share (pre-split). There can be no assurance that any of the transactions described in this paragraph will occur or that the transactions, if consummated, will be on the terms described in this paragraph.

STOLL RELATED PARTY TRANSACTIONS

         EMPLOYMENT AGREEMENTS

                  The Stock Exchange Agreement with Stoll requires, as a condition to closing, that the Company enter into employment agreements with three individuals, one of whom is Richard Stoll, Jr., who will be a significant shareholder of the Company and who is the son of Richard Stoll, Sr. and the brother of Nancy Stoll Lyman, both of whom have been nominated to the board of directors. Mr. Stoll's employment agreement is for a term of three years and provides for an annual salary of $160,000, along with potential bonuses upon the achievement of certain objectives.

         DEFERRED COMPENSATION AGREEMENT

                  Stoll has entered into a deferred compensation agreement with Richard Stoll, Sr., who has been nominated to the Company's board of directors. Under the agreement, Stoll will pay Mr. Stoll the sum of $250,000 per year for a period of five years and $100,000 per year for a period of seven years thereafter.

         LEASE AGREEMENTS

                  Stoll leases a 78,000 square foot facility located in Indianapolis, Indiana from Richard Stoll, Sr. for a monthly rental of $25,000. This lease is on a month-to-month tenancy. As part of the Stoll Exchange Agreement, the Company has agreed to lease this facility from Richard Stoll, Sr. for a period of 36 months for a monthly rental of $12,000.

                  A trust which has been established for the benefit of the Stoll family owns seven parcels of real property which are leased to Stoll. The terms of such leases are as follows:

                                    (a) Three are retail leases located in
                  Michigan for three-year terms expiring September 30, 1996, providing for monthly rentals of $1,460, $2,250 and $1,330. The renewal of these leases is being evaluated by the Company;

                                    (b) Two are wholesale leases, owned 45% by
                  the trust, located in Jackson, Michigan for ten-year terms expiring September 1998 providing for total monthly rentals of $22,500 and $2,500; and

                                    (c) Two are wholesale leases located in
                  Galesburg and Wyoming, Michigan expiring September 1996 providing for monthly rentals of $6,300 and $20,000, respectively. The renewal of these leases is being evaluated by the Company.

         LOANS TO STOLL SHAREHOLDERS

                  Stoll had made a number of loans to its shareholders in the aggregate amount of $3,034,053. Included in this loan total were amounts owed by Richard Stoll, Sr. of $1,343,687. This debt has been eliminated by the purchase of an aircraft, formerly leased to Stoll by Stoll Air, Inc., for $600,000, and by a distribution of the balance owed as a dividend. Mr. Stoll has been nominated for election to the Company's board of directors. Additionally, the remaining balance due on Stoll Shareholder loans has been eliminated through Shareholder distributions, effective June 30, 1996.

MICHIANA RELATED PARTY TRANSACTIONS

         BENEFICIAL OWNERSHIP

                  Thaddeus A. Majerek, a director of the Company, is an officer, director and a beneficiary of a trust which owns stock of Michiana. Accordingly, he is not disinterested with respect to the Michiana acquisition. Although Mr. Majerek engaged in negotiations with the Company with respect to its acquisition of Michiana, he did not participate in the deliberations of the Board of Directors of the Company with respect to the acquisition and abstained in all voting by the Board of Directors of the Company related thereto. Mr. Majerek was appointed to act as the member of an independent committee of the Board of Directors of the Company to consider the exchange agreements with the Scherer Affiliates. He was selected to serve in this capacity because, at the time, he was an outside director not employed by the Company or any of its subsidiaries.

         EMPLOYMENT AGREEMENTS

                  In accordance with the terms of the Michiana Exchange Agreement, the Company agreed that, following the acquisition of Michiana, it would enter into, or cause Michiana to enter into, employment agreements with certain employees of Michiana, one of whom is Thaddeus A. Majerek, a director of the Company, another of whom is David W. Majerek, the brother of Thaddeus A. Majerek, and another of whom is Michael Gilbert, the brother-in-law of Thaddeus A. Majerek. The employment agreements are to be for three year terms; Thaddeus A. Majerek is to receive an annual salary of $160,000, David W. Majerek is to receive an annual salary of $60,000, and Michael Gilbert is to receive an annual salary of $100,000.

         TRANSACTIONS WITH HALL OF CARDS AND BOOKS, INC.

                  Some of the principal shareholders of Michiana are also shareholders of Hall of Cards and Books, Inc. ("HOCAB"), which operates approximately 27 retail stores, including Hallmark stores, paperback stores and newsstands. HOCAB is a principal customer of Michiana for books and magazines, constituting 17% of Michiana's net revenues during its fiscal year ended June 30, 1996. In connection with the closing of the Michiana transaction, The Company and HOCAB are to enter into a five year exclusive supply agreement pursuant to which The Company is to be the exclusive supplier of magazines, books and other related periodical items to HOCAB, at special prices negotiated in the agreement. These discounts are below the prices charged other retailers, and HOCAB is expected to benefit by an aggregate of approximately $165,000 per year from the extra discount received by it. HOCAB is also indebted to the Company in the amount of $3,589,389. HOCAB has executed a promissory note to the Company which bears interest at the rate of 9.25% per annum and which provides that: (1) $1,089,389 of the principal will be payable July 15, 1997, (2) $1,250,000 of the principal will be payable in 60 consecutive monthly installments of $20,833, beginning April 1, 1997, and that (3) $1,250,000 of the principal will be payable in 20 consecutive quarterly payments of $62,499, beginning April 1, 1997 (provided that quarterly payments are payable only if the Michiana Shareholders have received the quarterly payments on the Senior Debentures to be paid to them). The note is secured by a pledge of all of the stock of HOCAB and by a pledge of 2,392,926 shares of the Common Stock of the Company to be received in the Michiana Transaction. In addition, Michiana is guaranteeing payment of all indebtedness of a line of credit to HOCAB by 1st Source Bank. The current outstanding principal balance of this guaranteed debt is $0 at December 31, 1996. 1st Source Bank has agreed to terminate this guaranty upon the consummation of the Company's acquisition of Michiana and the repayment by Michiana of loan amounts totaling approximately $1,501,000 to 1st Source Bank.

         LOANS FROM MAJEREKS

                  Thaddeus A. Majerek, who is a director of the Company, and his parents, Thaddeus S. Majerek and A. Marie Majerek, have loaned various amounts to Michiana. The current outstanding balance of these loans is $209,000. The loans are on demand and unsecured, with interest rates of 8%-10%.

         LEASE OF WAREHOUSE FACILITY

                  Michiana has entered into a lease agreement with a trust established for A. Marie Majerek, the spouse of Thaddeus S. Majerek, to lease a warehouse building containing approximately 46,800 square feet of space located in Niles, Michigan. The lease is for a term of three years, and the rent is $12,000 per month.

         PURCHASE OF REAL PROPERTY

                  Michiana currently leases a 14,200 square foot distribution facility in Fort Wayne, Indiana from a trust established for A. Marie Majerek. The Company has entered into a real estate purchase contract with the trust to purchase this property at a price to be established by an independent appraisal firm acceptable to both the seller and the Company.

         PURCHASE OF TOMAN DISTRIBUTION SERVICES, INC.'S ASSETS

                  Michiana leased one semi-tractor truck from Toman Distribution Services, Inc., a Michigan corporation ("Toman"), for the annual lease amount of $28,968. The Company has entered into an agreement with Toman to purchase certain of its assets, consisting of six trailers, office equipment, customer lists and records, and goodwill. The purchase is to be effective upon the closing of the Michiana acquisition. The purchase price is to be $1.00, plus the assumption of liabilities in an amount equal to the value of the assets being acquired and the assumption of obligations under leases. Toman is owned by members of the Majerek family, including Thaddeus A. Majerek, a director of the Company. As part of the transaction, the Company will assume an employment agreement with Mr. Steven M. Toman, brother-in-law of Thaddeus A. Majerek, which expires June 30, 1999, and which provides for an annual salary of $60,000. This transaction is deemed immaterial for financial reporting purposes.

         GUARANTY OF MICHIANA DEBT

                  At December 31, 1996 Michiana owed 1st Source Bank the amount of $1,501,000. These loans have been guaranteed by Thaddeus S. Majerek and A. Marie Majerek, the parents of Thaddeus A. Majerek, who is a director of the Company. It is the Company's intention to eventually refinance this indebtedness. To the extent that this debt is satisfied, Mr. & Mrs. Majerek will be personally benefited.

KLEIN RELATED PARTY TRANSACTIONS

         GUARANTY OF DEBT

                  The George R. Klein News Company has guaranteed $320,940 of certain debt incurred by Northwest News Company ("Northwest") in connection with Northwest's acquisition of several wholesale periodical distributors. George R. Klein, who has been nominated as a director of the Company, is a 50% owner of Northwest and will benefit from the transaction.

         LEASES OF FACILITIES

                  There are a number of facilities that are leased by Klein from George R. Klein or persons or entities affiliated with him. The George
         R. Klein News Co. leases a 98,000 square foot warehouse and distribution facility located on 30th Street in Cleveland, Ohio. Central News Company leases a 38,000 square foot warehouse and distribution facility in Akron, Ohio. Newspaper Sales, Inc. leases a 10,000 square foot facility located on Paynes Avenue in Cleveland, Ohio.

                  All leases expire on December 31, 1996. The Company will enter into a new three year lease with Newspaper Sales, Inc., and month-to-month leases with a six month termination clause with The George R. Klein News Co. and Central News Company. The new lease rates will be at a market value to be determined independently.

         MANAGEMENT SERVICES

                  Klein is managed by Klein Management Company, which is an independent company owned by George R. Klein, and which is not being acquired by the Company. For the fiscal year ended December 31, 1995, Klein paid $990,000 for management services. For the 1996 period through August 23, 1996, Klein paid approximately $650,000 for management services. At the closing, the Company will enter into a new management agreement with the Klein Management Company pursuant to which Klein Management Company will provide the services of George R. Klein to the Company for a term of three years in exchange for an annual management fee of $134,000.